Workhorse Group Inc. 2023 Long-Term Incentive Plan
RESTRICTED SHARE UNIT AWARD AGREEMENT

1.Grant of Restricted Share Unit Award. In accordance with, and subject to, the terms and conditions of (a) the Workhorse Group Inc. 2023 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and (b) this Restricted Share Unit Award Agreement (the “Agreement”), Workhorse Group Inc. (the “Company”) grants to the Grantee identified on Schedule 1 attached hereto (the “Grantee”) an Award under the Plan for the number of Restricted Share Units set forth on Schedule 1 (the “Restricted Share Units”), which Restricted Share Units will be subject to the terms, conditions, restrictions and limitations of this Agreement. The Restricted Share Units awarded under this Agreement will be deemed to have been granted on the date set forth on Schedule 1 (the “Grant Date”) and will constitute a Full Value Award for purposes of the Plan. Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the Plan. The Restricted Share Units will be credited to a separate notional account maintained for the Grantee on the books and records of the Company. Schedule 1 and all Exhibits hereto are incorporated into and form a part of this Agreement.
2.Acceptance by Grantee. The Grantee is required to accept the award of Restricted Share Units granted pursuant to this Agreement. If the Grantee does not (a) accept this Agreement as evidenced by the Grantee’s execution of Schedule 1 to this Agreement and delivery of an executed copy thereof to the Company by [INSERT DATE] (the “Acceptance Date”), and/or (b) the Grantee has not complied with the requirements of Section 8 hereof by the Acceptance Date, all Restricted Share Units subject to this Agreement will be automatically forfeited as of the Acceptance Date and the Grantee will have no further rights under or with respect to such Restricted Share Units. By executing Schedule 1 to this Agreement, the Grantee represents that the Grantee has read and understands the provisions of the Plan and this Agreement and accepts the Restricted Share Units subject to all of the terms, conditions, restrictions and limitations of the Plan and this Agreement.
3.Vesting and Forfeiture of Restricted Share Units.
a.All Restricted Share Units shall be unvested unless and until they become vested and nonforfeitable on the applicable Vesting Date as set forth in Schedule 1 provided, in any case, that the Grantee’s Termination Date has not occurred prior to the applicable Vesting Date. All Restricted Share Units that are not vested upon the Grantee’s Termination Date shall immediately expire and shall be forfeited and the Grantee shall have no further rights thereto.
b.Except as otherwise determined by the Committee in the exercise of its discretion under the Plan and except as otherwise expressly provided in this Agreement, if the Grantee’s Termination Date occurs for any reason at any time prior to an applicable Vesting Date, any Restricted Share Units that are not vested as of the Termination Date will be automatically forfeited upon the Termination Date, the Grantee will have no further rights under or with respect to such Restricted Share Units, and the Company will have no further obligations to the Grantee under this Agreement or otherwise with respect to such Restricted Share Units.
c.Notwithstanding the provisions of subsection 3(a) or 3(b), except as otherwise provided herein or as provided by the Board or Committee in accordance with its authority under the Plan, in the event that the Grantee’s Termination Date occurs prior to a Vesting Date as the result of the Grantee’s death, Disability or Retirement (as defined below), as of the Termination Date the Grantee will be vested in that number of Restricted Share Units equal to the pro rata portion (based on the portion of the vesting year in which the Termination Date occurs that has elapsed in such vesting year through the Termination Date) of the Restricted Share Units that would have become vested as of the next Vesting Date had the Grantee’s Termination Date not occurred prior to the next Vesting Date and the Termination Date shall be the “Vesting Date” of the Restricted Share Units that vest as of the Termination Date pursuant to this subsection 3(c). All other Restricted Share Units that are not vested as of the Termination Date will be forfeited as of the Grantee’s Termination Date in accordance with subsection 3(b). For purposes of this Agreement, the term “Retirement” means the date on which a Grantee’s Termination Date occurs on or after the date on which the sum of his or her age and complete years of service equals or exceeds sixty five (65), provided that the Termination Date does not occur for any other reason.
d.In the event that a Change in Control occurs prior to a Vesting Date, the provisions of Section 8 of the Plan will apply to the vesting and settlement of the outstanding Restricted Share Units.
e.In the event that any of the terms contained in this Section 3 or this Agreement conflict with any employment agreement in effect between the Company or any of its Affiliates and the Grantee, then the terms of the employment agreement will govern if such terms are more favorable to the Grantee.
4.Settlement. Subject to the terms and conditions of this Award, Restricted Share Units that become vested in accordance with Section 3 shall be paid and settled as of the applicable Vesting Date (and no more than thirty (30) days thereafter). The date on which payment and settlement occurs is referred to as the “Settlement Date.” Settlement of vested Restricted Share Units on a Settlement Date shall be made in the form of shares of Stock with one share of Stock being issued in settlement of each vested Restricted Share Unit and the Company will enter the Grantee's name on the books and records of the Company as the shareholder of record with respect to the shares of Stock delivered to the Grantee. Notwithstanding the foregoing, the Board or Committee, in its sole discretion and for any reason, may elect to settle the vested Restricted Share Units (in whole or in part) in cash, in an amount equal to the fair market value (determined as of the Settlement Date) of the number of shares of Stock represented by the Restricted Share Units that are vested and payable as of the Settlement Date and which the Board or Committee elects to settle in cash. Upon the settlement of any vested Restricted Share Unit, the Restricted Share Unit shall be cancelled.
5.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until such time as the Restricted Share Units are settled in accordance with Section 4, the Restricted Share Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units or the rights relating thereto will be wholly ineffective and, if any such attempt is made, the Restricted Share Units will be forfeited by the Grantee and all of the Grantee’s rights to such units will immediately terminate without any payment or consideration by the Company.
6.Rights as Shareholder; Dividend Equivalents.
a.The Grantee will not have any rights of a shareholder with respect to the shares of Stock underlying the Restricted Share Units unless and until the Restricted Share Units vest and are settled by the issuance of such shares of Stock.
b.Upon and following the settlement of the Restricted Share Units in shares of Stock, the Grantee will be the record owner of the Stock underlying the Restricted Share Units unless and until such Stock is sold or otherwise disposed of, and as record owner will be entitled to all rights of a shareholder of the Company (including voting rights).
c.The Grantee will not be entitled to any dividend equivalents with respect to the Restricted Share Units to reflect any dividends payable on shares of Stock.
7.Tax Withholding. The Company and its Affiliates will deduct from any vesting or settlement of the Grantee’s Restricted Share Units or from any other payment to the Grantee, including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the vesting or settlement of the Restricted Share Units or other payment or as determined by the Committee to be appropriate under a program for withholding. The Company’s obligation to deliver Stock or cash, as applicable, in settlement of the vested Restricted Share Units will be subject to the Grantee’s satisfaction of all applicable federal, state, and local income and employment tax withholding obligations. If tax withholding attributable to the vesting or settlement of the vested Restricted Share Units is required by the Company, then, at the Board’s discretion, the Company may satisfy such tax obligations by reducing the number of shares of Stock otherwise deliverable (if the units are to be settled in Stock) or by accepting the delivery to the Company of shares of Stock previously owned and unencumbered by the Grantee. Any withholding with respect to cash payments will be made by a reduction of the cash payment otherwise to be paid to the Grantee. The Company will also have the right to withhold from any salary, bonus or other payments due the Grantee the amount necessary to satisfy any tax withholding obligations related to the vesting or settlement of the vested Restricted Share Units.
8.Conditions of Granting Award. The Grantee understands and agrees that, as a condition to the Company granting the Restricted Share Units under this Agreement, by the Acceptance Date, the Grantee must execute and deliver an Employee Non-Compete Agreement in the form specified by the Company (the “Non-Compete Agreement”). The Grantee further understands that the Non-Compete Agreement will become effective upon the Grantee’s execution and delivery thereof and that it will remain in effect for the period described therein, which period would include a period following the Grantee’s Termination Date irrespective of whether or not the Grantee becomes vested in the Restricted Share Units in accordance with this Agreement. In the Company’s sole discretion, the Company may accept as a Non-Compete Agreement for purposes of this Agreement an executed employee non-compete agreement that is otherwise on file with the Company as of the Grant Date.
9.Heirs and Successors. If any benefits deliverable to the Grantee under this Agreement have not been delivered at the time of the Grantee’s death, such benefits will be delivered to the legal representative of the estate of the Grantee.
10.Compliance with Law. The issuance and delivery of shares of Stock pursuant to this Agreement will be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed. No Stock will be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
11.Administration. The authority to administer and interpret this Award and this Agreement will be vested in the Committee, and the Committee will have all powers with respect to this Award and this Agreement as it has with respect to the Plan. Any interpretation of this

Award or this Agreement by the Committee and any decision made by it with respect to this Award or this Agreement is final and binding on all persons.
12.Adjustments. The number of Restricted Share Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Share Units.
13.No Right to Continued Employment or Service. Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, will confer upon the Grantee any right with respect to continuation of employment by or service with the Company as an employee, officer or director nor interfere in any way with the right of the Company to terminate the Grantee’s employment or other service as an employee, officer or director at any time with or without Cause.
14.Governing Law; Venue; Dispute. This Agreement has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement will be governed by the laws thereof without regard to conflict of laws principles, and subject to the exclusive jurisdiction of the courts therein. Any dispute regarding the interpretation of this Agreement will be submitted by the Grantee or the Company to the Board for review. The resolution of such dispute by the Board will be final, binding and conclusive on the Grantee and the Company.
15.Notices. Any notice or document required to be filed with the Committee or the Grantee under the Plan or this Agreement will be properly filed if delivered in person, (including by e-mail notification with receipt requested), mailed by registered mail, postage prepaid, or sent by nationally recognized courier service to the Grantee at the Grantee’s most current address on file with the Company and, if to the Board or Committee, in care of the Company at its principal executive offices to the attention of the Company’s Chief Legal Officer or Chief Human Resources Officer. The Company may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan or this Agreement (other than a notice of election) may be waived by the person entitled to notice.
16.Plan Governs; Other Terms. The Award evidenced by this Agreement is granted pursuant to the Plan, and this Award and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Agreement, (a) this Award is subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, and (b) nothing in this Agreement supersedes or limits the Committee’s authority under the Plan.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on assignment and transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Share Units may be transferred by will or the laws of descent or distribution.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.
19. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Board at any time, in its discretion. The grant of the Restricted Share Units pursuant to this Agreement does not create any contractual right or other right to receive any Restricted Share Units or other Grants in the future. Future grants, if any, will be at the sole discretion of the Board or the Committee. Any amendment, modification, or termination of the Plan will not constitute a change or impairment of the terms and conditions of the Grantee’s employment or other service with the Company.
20.Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Plan, prospectively or retroactively; provided, that, no such amendment will alter or impair the Grantee’s material rights and obligations under this Agreement without the Grantee’s written consent.
21.Section 409A of the Code. It is intended that any payments with respect to Restricted Share Units will either be exempt from or comply with section 409A of the Code. The provisions of this Agreement will be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Grantee’s termination of employment (or other separation from service):
a.and if the Grantee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Grantee’s separation from service or termination of employment, such payment or benefit will be delayed until the first day of the seventh month following the Grantee’s termination of employment or separation from service; and
b.the determination as to whether the Grantee has had a termination of employment (or separation from service) will be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
22.No Effect on Other Benefits. The value of the Grantee’s Restricted Share Units is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless the express provisions of a written employee benefit plan provides otherwise.
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Schedule 1
Restricted Share Unit Agreement
Name of Grantee:    ___________________

Number of Restricted Share Units:     __________

Grant Date:    _____________, [2024]

Vesting Dates:    Subject to accelerated vesting and/or forfeiture in accordance with Section 3 of the Restricted Share Unit Award Agreement, the Restricted Share Units shall become vested in accordance with the following:

Number/Percentage of Restricted Share Units	Vesting Date

By executing this Schedule 1, the Grantee hereby acknowledges receipt of a copy of the Plan and the Restricted Share Unit Award Agreement of which this Schedule 1 is a part. The Grantee has read and understands the provisions of the Plan and the Restricted Share Unit Award Agreement and accepts the award of Restricted Share Units subject to all of the terms, conditions, restrictions and limitations of the Plan and the Agreement. The Grantee may obtain a copy of the Plan upon request

GRANTEE:	By: (signature) Date: